Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PAPAYA GROWTH OPPORTUNITY CORP. I

PAPAYA GROWTH OPPORTUNITY CORP. I, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.      The name of the Corporation is “Papaya Growth Opportunity Corp. I.” The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 8, 2021. A First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 19, 2021. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 13, 2022, and a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on April 12, 2023 (as amended, the “Second Amended and Restated Certificate”).

2.      This Amendment to the Second Amended and Restated Certificate (this “Amendment”) further amends the provisions of the Second Amended and Restated Certificate.

3.      This Amendment has been duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock in regards to amendments to Section 9.01(b), Section 9.01(c), Section 9.02(a), (d), (e) and (f) and Section 9.07, and duly adopted by the affirmative vote of both (x) a majority of the holders of outstanding Common Stock voting together as a single class and (y) a majority of the outstanding Class B Common Stock voting as a separate class vote in regards to the amendment to Section 4.03(b)(i) at a meeting of stockholders in accordance with the Second Amended and Restated Certificate and the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.      The Second Amended and Restated Certificate is hereby amended by deleting Article IV, Section 4.03(b)(i) in its entirety and inserting the following in lieu thereof:

“Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time at the election of a holder of such shares of Class B Common Stock and (B) automatically concurrently with or immediately following the closing of the Business Combination.”

5.      The Second Amended and Restated Certificate is hereby amended by deleting Article IX, Section 9.01(b) in its entirety and inserting the following in lieu thereof:

“(b) Immediately after this Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 24, 2021 (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, and less interest in an amount up to $100,000 to pay dissolution expenses, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by February 19, 2024 (the “completion window”) and the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the “Sponsor” or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

6.      The Second Amended and Restated Certificate is hereby amended by deleting Article IX, Section 9.01(c) in its entirety and inserting the following in lieu thereof:

“(c) Notwithstanding Section 9.01(b) or any other provision of this Second Amended and Restated Certificate, if the Company wishes to extend the time to complete its initial Business Combination, the Board may, upon the request of the Sponsor and without the approval of any of the Corporation’s other stockholders, extend the period of time the Corporation shall have to consummate an initial Business Combination up to the completion window, subject to the Sponsor, or its affiliates or designees, depositing into the Trust Account on a monthly basis the lesser of (a) $30,000 and (b) $0.03 for each Offering Share that remains outstanding at the time of such deposit (such amount, the “Monthly Extension Amount”), on or prior to the date of the applicable deadline, for each of the available one month extensions providing a total possible Business Combination period of 25 months. Any such payments would be made in the form of non-interest bearing loans, evidenced by an unsecured promissory note equal to the amount of any such deposit, which will not be repaid in the event that we are unable to close a Business Combination unless there are funds available outside the Trust Account to do so. Our Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for us to complete our initial Business Combination. Our Public Stockholders will not be entitled to vote or redeem their shares in connection with any such extension. As a result, we may conduct such an extension even though a majority of our Public Stockholders do not support such an extension and will not be able to redeem their shares in connection therewith. In the event that the Sponsor elects at its option to deposit extra funds into the trust account as described in this Section 9.01(c) prior to or in connection with the applicable deadlines described in Section 9.01(b), the Corporation’s deadline to consummate an initial Business Combination under this Second Amended and Restated Certificate shall be automatically extended by such one-month increments, as applicable.”

7.      The Redemption Limitation shall be removed from the Second Amended and Restated Certificate as follows:

a.                   The text of Section 9.02(a) of the Second Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all Public Stockholders with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.02(b) and 9.02(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.02(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

b.                   The text of Section 9.02(e) of the Second Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

c.                   Section 9.02(f) of the Second Amended and Restated Certificate shall be deleted in its entirety.

8.      The Second Amended and Restated Certificate is hereby amended by deleting Article IX, Section 9.02(d) in its entirety and inserting the following in lieu thereof:

“(d) In the event that the Corporation has not consummated an initial Business Combination within the completion window, which is extendable to such later date as approved by holders of 65% of the voting power of the Corporation’s then-outstanding Common Stock that are voted at a meeting to extend such date, voting together as a single class, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but in any event no later than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less interest previously released to, or reserved for use by, the Corporation in an amount up to $100,000 to pay dissolution expenses and less any other interest released to, or reserved for use by, the Corporation to pay franchise and income taxes, by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

9.      The Second Amended and Restated Certificate is hereby amended by deleting Article IX, Section 9.07 in its entirety and inserting the following in lieu thereof:

“Additional Redemption Rights. If, in accordance with Section 9.01(a), any amendment is made to this Certificate to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within the completion window or to provide for redemption in connection with an initial Business Combination, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest previously released to, or reserved for use by, the Corporation to pay franchise and income taxes, divided by the number of then outstanding Offering Shares.”

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 30th day of August, 2023.

PAPAYA GROWTH OPPORTUNITY CORP. I

By:	/s/ Clay Whitehead
Name: Clay Whitehead
Title: Chief Executive Officer